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                                                                  EXHIBIT (e)(2)

                             BROKER-DEALER AGREEMENT

                               ___________, 200__

         This Broker-Dealer Agreement (the "Agreement") is made and entered into between WM Funds Distributor, Inc. ("WMFD"), a Washington corporation having its principal business offices at 12009 Foundation Place, Suite 350, Gold River, California 95670, and the undersigned broker-dealer ("Selling Broker-Dealer").

         WITNESSETH:

         WHEREAS, the investment companies identified on Schedule A (each a "Trust" and jointly the "Trusts") for which WMFD, WM Advisors, Inc. ("WMA") or any other entity controlling, controlled by, under common control with or affiliated with WMFD acts as investment adviser, administrator or distributor, each of which is a management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), offers units of beneficial interest ("shares") of a number of the Trusts' series (each a "Fund"), each with its own investment objective and strategies;

         WHEREAS, each Fund offers one or more classes of shares which may include Class A shares ("Class A Shares"), Class B shares ("Class B Shares") and Class C shares ("Class C Shares") (collectively referred to from time to time as the "Shares) subject to distribution plans (the "Class A, Class B and Class C Distribution Plans") adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940;

         WHEREAS, each Fund has entered into one or more distribution agreements with WMFD (the "Distribution Agreement") for the distribution by WMFD of the Class A Shares and, for certain Funds, Class B and Class C Shares;

         WHEREAS, Selling Broker-Dealer desires to agree with WMFD to sell Shares to the customers of the Selling Broker-Dealer;

         WHEREAS, WMFD and the Selling Broker-Dealer desire to provide for the payment of sales loads, commissions, distribution fees and/or shareholder service fees to Selling Broker-Dealer with respect to sales of Shares and related shareholder services;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

1. Definition of Terms. As used herein, the term "Prospectus" means the prospectuses and, unless the context otherwise requires, related statements of additional information incorporated therein by reference, as the same are amended and supplemented from time to time, of each of the respective Funds and each of the respective classes of Shares of the respective Funds; the term "Business Day" means any day on which the New York Stock

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         Exchange is open; and the term "principal underwriter" has the definition provided in the 1940 Act.

2. Selling Broker-Dealer shall use its best efforts to sell Shares that are now or hereafter available for sale to customers of Selling Broker-Dealer. Selling Broker-Dealer shall be responsible for opening, approving and monitoring accounts for its customers that purchase Shares (the "Customers") and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission ("SEC") and the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Conduct Rules"). In no transaction involving Shares shall Selling Broker-Dealer have any authority to act as agent for the Funds or WMFD.

3. All orders for the purchase of Class A Shares of the Funds shall be executed at the then current public offering price per Share (i.e., the net asset value per Share plus the applicable sales charge, determined in accordance with the provisions of the Prospectus) and all orders for the redemption of Class A Shares of the Funds shall be executed at the net asset value per Share less any applicable contingent deferred sales charge determined in accordance with the provisions of the Prospectus. All orders for the purchase of Class B Shares shall be at net asset value and all orders for the redemption of Class B Shares shall be executed at the net asset value per Share less any applicable contingent deferred sales charge determined in accordance with the provisions of the Prospectus. All orders for the purchase of Class C Shares shall be at the applicable public offering price per Share and all orders for the redemption of Class C Shares shall be executed at the net asset value per Share less any applicable contingent deferred sales charge determined in accordance with the provisions of the Prospectus. The minimum initial purchase order shall be as set forth in the appropriate Prospectus. Unless otherwise mutually agreed in writing between WMFD and Selling Broker-Dealer, each transaction for Shares shall be promptly confirmed in writing to the Customer on a fully disclosed basis and a copy of each confirmation shall be sent simultaneously to Selling Broker-Dealer. Selling Broker-Dealer agrees that upon receipt of such duplicate confirmations, Selling Broker-Dealer shall examine the same and promptly notify the Transfer Agent and WMFD of any errors or discrepancies that Selling Broker-Dealer discovers and shall promptly bring to the attention of the Transfer Agent and WMFD any errors in such confirmations claimed by any Customers.

4. The Funds and WMFD have each reserved the right to refuse at any time or times to sell any of the Shares for any reason, and the Funds and WMFD have each reserved the right to refuse at any time to accept an order for purchase of Shares for any reason. In ordering Shares, Selling Broker-Dealer shall rely solely and conclusively on the representations contained in the Prospectus of the relevant Fund. Selling Broker-Dealer agrees that Selling Broker-Dealer shall not offer or sell any Shares, except in compliance with the NASD Conduct Rules and all applicable federal and state laws and the rules and regulations of applicable regulatory agencies or authorities (including, in the case of offers made to or through plans qualified under Section 403(b) or Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), as amended, any written directives of the sponsor of such plan, and in the case of an account intended to qualify under Section 408 of the Code, any written directives of the owner or beneficiary of such account, and in the case of an account intended to qualify under Section 530 of the Code or Section 220 of

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         the Code, the individual designated in the agreement as responsible for investment decisions). In connection with offers to sell, and sales of, Shares, Selling Broker-Dealer agrees to deliver or cause to be delivered to each person to whom any such offer or sale is made, at or prior to the time of such offer or sale, a copy of the relevant prospectus, and upon request, the relevant statement of additional information.

         Selling Broker-Dealer further agrees to obtain for each Customer to whom Selling Broker-Dealer sells Shares any taxpayer identification number certification required under Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and the regulations thereunder, and to provide WMFD or WMFD's designated agent with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code or any successor provision and the regulations thereunder.

         Unless otherwise mutually agreed in writing between WMFD and Selling Broker-Dealer, WMFD shall deliver or cause to be delivered to each Customer that purchases Shares through Selling Broker-Dealer copies of all annual and interim reports, proxy solicitation materials and any such other information and materials relating to the relevant Fund or class of Shares thereof and prepared by or on behalf of WMFD, a Fund, its investment adviser, investment sub-adviser, custodian, transfer agent or dividend disbursing agent for the purpose of distribution to such Customer. WMFD agrees to supply Selling Broker-Dealer with copies of the Prospectus, annual reports, interim reports, proxy solicitation materials and any such other information and materials relating to each Fund and each class of Shares in reasonable quantities upon request. Selling Broker-Dealer acknowledges that any materials or information that WMFD furnishes to Selling Broker-Dealer, other than Prospectuses, annual and interim reports to shareholders and proxy solicitation materials prepared by the Fund, are the sole responsibility of WMFD and not the responsibility of the Fund.

5. Selling Broker-Dealer shall not make any representation concerning any Shares or class of Shares other than those contained in the relevant Prospectus or in any promotional materials or sales literature furnished to Selling Broker-Dealer by WMFD. Selling Broker-Dealer shall not furnish, or cause to be furnished, to any person, or display or publish, or cause to be displayed or published, any information or materials relating to any Fund or class of Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to Selling Broker-Dealer by WMFD and such other information and materials as may be approved in writing by WMFD. Selling Broker-Dealer acknowledges that customers choosing between classes should carefully consider the fee structures of the classes in order to determine the most appropriate investment class. In many cases, customers planning to purchase $250,000 or more of Shares will pay lower aggregate charges and expenses by purchasing Class A Shares. In accordance with the NASD Conduct Rules, Selling Broker-Dealer shall have reasonable grounds for believing that the recommendation of Shares is suitable based upon reasonable efforts to obtain appropriate suitability information from the Customer.

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6.       In determining the amount of any dealer allowance or sales commission payable to Selling Broker-Dealer hereunder, WMFD reserves the right to exclude any sales which WMFD reasonably determines are not made in accordance with the terms of the applicable Prospectus and the provisions of this Agreement. Unless, at the time of transmitting an order, Selling Broker-Dealer advises WMFD or the Transfer Agent to the contrary, the Shares ordered will be deemed to be the total holdings of the Customer for whom the order is transmitted.

7.                (a)      In accordance with the terms of the applicable
         Prospectus, a reduced sales charge may be available to Customers that purchase Class A Shares based on the total value (determined using current net asset value) of (i) current purchases plus (ii) Shares that are already beneficially owned at the time of purchase by the Customer and which were purchased subject to an initial or contingent deferred sales charge. Certain purchases made by a Customer and certain other persons (for example, a Customer's spouse and minor children), as set forth from time to time in the applicable Prospectus, may be combined for purposes of qualifying for a reduced sales charge on Class A Shares purchased. In each case where a reduced sales charge is applicable, Selling Broker-Dealer agrees to furnish to the Transfer Agent sufficient information to permit confirmation of qualification for the reduced sales charge, and acceptance of the purchase order is subject to such confirmation. The foregoing sales charge reductions may be modified or terminated at any time at the sole discretion of each Fund.

                  (b) Selling Broker-Dealer acknowledges that certain classes of investors may be entitled to purchase Class A Shares at net asset value, without a sales charge, as from time to time provided in the applicable Prospectus.

                  (c) Selling Broker-Dealer agrees, with respect to the Class A Shares, to advise WMFD promptly at WMFD's request as to the amount of any and all sales by Selling Broker-Dealer qualifying for a reduced sales charge or no sales charge.

                  (d) Each exchange of Shares (the investment of the proceeds from the redemption of Shares of one class of a Fund in the Shares of another class of Shares of the same Fund or the same or Shares of another Fund) shall, where available, be made in accordance with, and subject to, the terms of the Prospectus, including the right of a Fund to suspend sales.

8. The procedures relating to orders and the handling thereof will be subject to the terms of the Prospectus and to instructions received by Selling Broker-Dealer from WMFD or the Transfer Agent from time to time. No conditional orders will be accepted. Selling Broker-Dealer agrees that purchase orders placed by Selling Broker-Dealer will be made only for the purpose of covering purchase orders already received from Customers and that Selling Broker-Dealer will not make purchases of Shares for any other securities dealer or broker. Selling Broker-Dealer shall place purchase orders from Customers with WMFD or the Transfer Agent immediately and shall not withhold the placement of such orders so as to profit Selling Broker-Dealer; provided, however, that the foregoing shall not prevent the purchase of Shares by Selling Broker-Dealer for bona fide investment by Selling Broker-Dealer itself. Selling Broker-Dealer agrees that Selling Broker-Dealer shall not effect any transactions (including, without limitation, any purchases and

                                       4
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         redemptions) in any Shares registered in the name of, or beneficially owned by, any Customer unless such Customer has granted Selling Broker-Dealer full right, power and authority to effect such transactions on behalf of such Customer.

9. To the maximum extent permitted by applicable law, WMFD, the Funds, the Transfer Agent and the respective officers, directors or trustees, agents, employees and affiliates of WMFD, the Funds and the Transfer Agent (collectively the "indemnified persons") shall not be liable for and shall be fully indemnified and held harmless by Selling Broker-Dealer from and against any and all liabilities, claims, losses, damages, costs, settlements and expenses in any way arising out of or connected with any failure by Selling Broker-Dealer to comply with the terms of this Agreement or any act or omission, including, without limitation, any material misstatement, by Selling Broker-Dealer in connection with any orders or solicitation of orders of or transactions in Shares that may be incurred by any indemnified person. Shares shall be offered and sold only in the states and other jurisdictions in which WMFD has indicated in writing that such offers and sales can be made and in which Selling Broker-Dealer is legally qualified and permitted to so act.

         WMFD agrees to indemnify and hold harmless Selling Broker-Dealer, its respective officers, employees and directors from and against any and all claims, liabilities, expenses or losses in any way arising out of or connected with the negligent, reckless or intentional conduct of WMFD or its affiliates, officers, representatives or employees or in any way arising out of or connected with any breach of any representation, warranty, covenant or agreement made by WMFD in this Agreement or in any way connected with any untrue statement or alleged untrue statement of a material fact contained in the Prospectus of any Fund or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated in order for the statements made therein not to be misleading.

         The indemnification obligations contained in this Section 9 shall survive the termination of this Agreement.

10.               (a)      Selling Broker-Dealer agrees that payment for orders
         from Selling Broker-Dealer for the purchase of Shares will be made in accordance with the terms of the Prospectus.

                  (b) On or before the settlement date of each purchase order for Class A or Class C Shares, Selling Broker-Dealer shall either
         (i) remit to an account designated by WMFD with the Transfer Agent an amount equal to the then current public offering price of such Class A or Class C Shares being purchased, less the dealer allowance, if any, that shall be payable by WMFD to Selling Broker-Dealer with respect to such purchase order as determined by WMFD in accordance with the terms of the applicable Prospectus, or (ii) remit to an account designated by WMFD with the Transfer Agent an amount equal to the then-current public offering price of such Class A or Class C Shares as determined by WMFD in accordance with the terms of the applicable Prospectus, in which case Selling Broker-Dealer's dealer allowance, if any, with respect to such purchase order, as determined by WMFD in accordance with the terms of the applicable Prospectus, shall be payable to Selling Broker-Dealer within one month. If payment for any purchase order for Class A or Class C Shares is not received in accordance with the terms of the

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         applicable Prospectus, WMFD reserves the right, without notice, to cancel the sale, and Selling Broker-Dealer shall be responsible for any loss sustained as a result thereof.

                  (c) On or before the settlement date of each purchase order for Class B Shares, Selling Broker-Dealer shall either (1) remit to an account designated by WMFD with the Transfer Agent an amount equal to (i) the net asset value of such Class B Shares being purchased, less (ii) a Sales Commission (as defined below) that shall be payable by WMFD to Selling Broker-Dealer with respect to such purchase order, or (2) remit to an account designated by WMFD with the Transfer Agent an amount equal to the net asset value of such Class B Shares, in which case the Sales Commission with respect to such purchase order shall be payable to Selling Broker-Dealer by WMFD within one month. Until changed by notice from WMFD, "Sales Commission" shall mean an amount equal to (1) 4.0% of the net asset value of Shares being purchased subject to a contingent deferred sales charge payable at any time during the five-year period following purchase, or (2) 3.0% of the net asset value of Shares being purchased subject to a contingent deferred sales charge payable at any time during the four-year period following purchase. WMFD will pay or cause to be paid to the Funds the net asset value of such Shares being purchased. If payment for any purchase order for Class B Shares is not received in accordance with the terms of the applicable Fund Prospectus, WMFD reserves the right, without notice, to cancel the sale and Selling Broker-Dealer shall be responsible for any loss sustained as a result thereof.

                  (d) If any Shares sold under the terms of this Agreement are tendered for redemption within seven (7) Business Days after confirmation of Selling Broker-Dealer's purchase order for such Shares, Selling Broker-Dealer shall forthwith refund to WMFD the full dealer allowance or Sales Commission received by Selling Broker-Dealer on the sale.

                  (e) In addition to the fees set forth above in this paragraph 10, WMFD agrees, subject to the other terms and conditions of this Agreement, to pay Selling Broker-Dealer a service fee, and Selling Broker-Dealer agrees to accept the same as full payment for the services described in Section 11 hereof, accrued daily and payable monthly at the annual rate of 0.25% of the average daily net assets of Shares of the Customers for which Selling Broker-Dealer is designated as the dealer of record. WMFD reserves the right to change the rate at which such service fee is paid upon fifteen (15) days prior written notice to Selling Broker-Dealer. Accrual of such service fee will commence after such Shares are held for three months (for Class A Shares) or thirteen months (for Class B and Class C Shares) and average daily net assets of all Shares of Customers are at a level of $100,000. Selling Broker-Dealer acknowledges that such fee will be paid solely from monies received by WMFD under the Distribution Agreement entered into pursuant to the Class A, Class B and Class C Distribution Plans; accordingly, any obligation of WMFD to pay Selling Broker-Dealer any service fee shall not arise unless and until WMFD receives from the relevant Fund monies intended to be used by WMFD for such purpose and in amounts sufficient for such purpose. Under the Class A, Class B and Class C Distribution Plans, each Fund is authorized to make expenditures of Fund assets for various distribution and support services. Selling Broker-Dealer understands and agrees that (i) all service fees are subject to the limitations contained in the Distribution

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         Agreement and the Class A, Class B and Class C Distribution Plans,
         which may be amended or terminated at any time, and (ii) Selling Broker-Dealer's failure to provide services as agreed in Section 11 hereof will render Selling Broker-Dealer ineligible to receive service fees.

11. Selling Broker-Dealer will provide shareholder servicing, such as, but not limited to, responding to Customer inquiries and providing account information. WMFD will provide personnel during normal business hours to provide information about the Funds in response to Customer inquiries.

12. Selling Broker-Dealer hereby represents and warrants that: (a) Selling Broker-Dealer is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which Selling Broker-Dealer is organized; (b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Selling Broker-Dealer's lawful execution and delivery of this Agreement and Selling Broker-Dealer's performance hereunder have been obtained; and (c) upon execution and delivery by Selling Broker-Dealer, and assuming due and valid execution and delivery by WMFD, this Agreement will constitute a valid and binding agreement, enforceable against Selling Broker-Dealer in accordance with its terms.

13. Selling Broker-Dealer further represents and warrants that Selling Broker-Dealer is a registered broker-dealer and a member of the NASD and, with respect to any sales in the United States, Selling Broker-Dealer agrees to abide by the NASD Conduct Rules. Selling Broker-Dealer agrees to comply with all applicable federal and state laws, rules and regulations. WMFD agrees to inform Selling Broker-Dealer, upon request, as to the states in which WMFD believes the Shares have been registered or qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but WMFD shall have no obligation or responsibility to make Shares available for sale to Customers in any jurisdiction. Selling Broker-Dealer agrees to notify WMFD immediately in the event of Selling Broker-Dealer's expulsion or suspension from the NASD. Selling Broker-Dealer's expulsion from the NASD will automatically terminate this Agreement immediately without notice. Selling Broker-Dealer' suspension from the NASD will terminate this Agreement effective immediately upon written notice of termination to Selling Broker-Dealer.

14. "Confidential Information" of any party shall mean such party's ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, "nonpublic personal information" of such party's "customers" (each as defined in Rule 3 of Regulation S-P), as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information of the other party, whether or not marked "Confidential Information." Each party will make reasonable effort to advise the other party when information disclosed to the other party is Confidential Information. Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party

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         protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Confidential Information shall not be disclosed to third parties without specific written permission of the protected party. Each party shall, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of the Agreement by such officers, agents, sub contractors, and employees.

         The obligations in this Section 14 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, or by order of any court or government agency (provided that the disclosing party shall give prompt notice to the non-disclosing party of such order) and shall not apply with respect to information which (1) is independently developed by the other party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.

         The parties agree that they shall abide by the provisions of the Gramm-Leach-Bliley Act ("GLB") and other applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, GLB or any other applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information
         (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to Customers investing in one or more Funds. The parties shall, at a minimum, establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. To the extent that any duties and responsibilities under the Agreement are delegated to an agent or other subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractor adhere to the same requirements. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement, GLB and other privacy laws and regulations. The provisions of this Section 14 shall survive the termination of this Agreement.

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15.      Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between WMFD and Selling Broker-Dealer. Neither party hereto shall be, act as, or represent itself as, the agent or representative of the other party hereto, nor shall either party hereto have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto. This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement. Neither party hereto shall use the name of any of the other party hereto in any manner without the other party's prior written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any promotional programs mutually agreed upon in writing by the parties hereto.

16. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery or facsimile (with confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to WMFD shall be given or sent to WMFD at its office, located at 12009 Foundation Place, Suite 350, Gold River, California 95670; and all notices to Selling Broker-Dealer shall be given or sent to Selling Broker-Dealer at Selling Broker-Dealer's address shown below.

17. This Agreement shall become effective upon written acceptance by WMFD and may be terminated at any time by either party hereto upon fifteen
         (15) days prior written notice to the other parties hereto. To the extent permitted by law, this Agreement, including any schedules hereto, shall be deemed amended as provided in any written notice delivered by WMFD to Selling Broker-Dealer and otherwise may be amended only by a written instrument signed by both of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other party hereto. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties relating to said subject matter, and Selling Broker-Dealer agrees that WMFD shall have no obligations to Selling Broker-Dealer other than those expressly provided herein.

18. This Agreement shall apply to all Shares that are currently outstanding or being offered and that are offered and sold in the future, including the Shares of all of the classes of all Funds, whether such Funds or classes are currently established or are established hereafter. Any classes of Shares in addition to the Class A, Class B and Class C Shares that are established hereafter shall be treated hereunder for all intents and purposes as Class A Shares if the newly established class has a front-end sales charge and/or a contingent deferred sales charge that may be deferred for no more than two years and shall be treated for all intents and purposes as Class B Shares if the newly established class has a contingent deferred sales charge that may be deferred for more than two years.

19. Selling Broker-Dealer agrees to provide to WMFD and each Trust each calendar quarter such information as shall reasonably be requested by WMFD or a Trust with respect to the service fees paid to Selling Broker-Dealer under this Agreement. Selling Broker-Dealer will permit representatives of WMFD and each Trust reasonable access to its personnel and records to monitor the quality of services being provided by Selling

                                       9
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         Broker-Dealer pursuant to this Agreement. Selling Broker-Dealer shall promptly deliver to each Trust such information as shall reasonably be necessary to permit the Trustees of each Trust to make an informed determination to continue the Class A, Class B and Class C Distribution Plans.

20. Selling Broker-Dealer agrees that, in the event that it should come to the attention of Selling Broker-Dealer that any of its Customers is engaging in a pattern of purchases, redemptions and/or exchanges of Shares that appears to evidence "market timing," Selling Broker-Dealer shall notify WMFD of such pattern and shall cooperate fully with WMFD in investigation and, if deemed necessary or appropriate by WMFD, terminating any such pattern of trading, including, without limitation, by refusing such Customer's orders to purchase or exchange Shares.

21. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without giving effect to principles of conflict of laws.

22. Selling Broker-Dealer hereby represents and certifies to WMFD that it is aware of, and in compliance with, all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT Act of 2001 (the "Patriot Act"), its implementing regulations, and related Securities and Exchange Commission and self-regulatory organization rules and regulations. Selling Broker-Dealer hereby certifies to WMFD that, as required by the Patriot Act, it has a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the Patriot Act; a designated compliance officer or officers; an ongoing training program for appropriate employees; and an independent audit function.

         Selling Broker-Dealer also hereby certifies to WMFD that it is in compliance with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), and has an OFAC compliance program that satisfies all applicable laws and regulations.

         Except to the extent restricted by applicable law, Selling Broker-Dealer hereby agrees to notify the Funds (WM Group of Funds, c/o WM Advisors, Inc., 1201 Third Avenue, 22nd Floor, Seattle, Washington 98101, Attn: Anti-Money Laundering Compliance Officer) promptly whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected with respect to the Funds.

         Selling Broker-Dealer understands that WMFD will be relying on the foregoing certifications in administering the Funds' anti-money laundering compliance program. Selling Broker-Dealer hereby undertakes to notify WMFD promptly if any of the foregoing certifications cease to be true and correct for any reason.

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

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed as of the date first written above.

WM FUNDS DISTRIBUTOR, INC.                  WILLIAMS FINANCIAL GROUP:

By: __________________________                  ________________________________

Name: Sandra Cavanaugh                      By:      ___________________________

Title: Senior Vice President                Name:    ___________________________

                                            Title:   ___________________________

                                            Address: ___________________________

                                            Tel. #:  ___________________________

                                            Fax #:   ___________________________

         Whereas WM Advisors, Inc. recognizes that it will benefit from the sale of Shares of WM Strategic Asset Management Portfolios, LLC, WM Advisors, Inc. hereby agrees to pay to Selling Broker-Dealer, with respect to Shares of WM Strategic Asset Management Portfolios, LLC, a fee accrued daily and payable monthly at the annual rate of 0.50% (0.25% for Class C Shares) of the average daily net assets of such Shares held by Customers for whom Selling Broker-Dealer is the dealer of record, which fee is in addition to any dealer allowance, Sales Commissions and/or service fees payable by WMFD as set forth above. WM Advisors reserves the right to change the amount of, or to cease paying, this fee upon fifteen (15) days prior written notice to Selling Broker-Dealer.

WM ADVISORS, INC.

By: ___________________________

Name: Sandra Cavanaugh

Title: Senior Vice President

                                   Schedule A
                                     to the
                             Broker-Dealer Agreement
                                     between
                           WM Funds Distributor, Inc.
                                       and
                              Selling Broker-Dealer
                                WM Group of Funds

WM Trust I
WM Trust II
WM Strategic Asset Management Portfolios, LLC

                                       12